UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 10, 2012

Capital Southwest Corporation

(Exact name of registrant as specified in its charter)

Texas	811-1056	75-1072796
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12900 Preston Road, Suite 700, Dallas, Texas	75230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   972-233-8242

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Capital Southwest Venture Corporation, a wholly-owned subsidiary of Capital Southwest Corporation ("CSVC"), has entered into a voting agreement (the "Voting Agreement") in connection with that certain Merger Agreement (the "Merger Agreement"), dated as of December 7, 2012, by and among Heelys, Inc. ("Heelys"), Sequential Brands Group, Inc. ("Sequential") and Wheels Merger Sub, Inc. ("Merger Sub"), pursuant to which Merger Sub will merge (the "Merger") with and into the Heelys, with Heelys being the surviving entity.  As a result of the Merger, Sequential will acquire all of the outstanding shares of the common stock of Heelys.  Pursuant to the terms of the Voting Agreement, CSVC has agreed to vote its shares of Heelys in favor of, among other things, the adoption of the Merger Agreement and against any other transaction, other than an Improved Transaction (as defined in the Voting Agreement).  The terms of the Voting Agreement prohibit CSVC from, among other things, transferring its shares of Heelys stock during the term of the Voting Agreement.  CSVC owns approximately 33% of the voting shares outstanding of Heelys common stock.  A copy of the Voting Agreement is attached as Exhibit 99.1 to this Form 8-K.  The previous voting agreement entered into by CSVC on October 22, 2012 has been terminated.

Exhibit Number	Description
99.1	Voting Agreement dated December 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2012

By:	/s/ Gary L. Martin
Name: Gary L. Martin
Title: Chairman and President